UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 13, 2017

WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices) (Zip Code)
(832) 636-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 13, 2017, Mr. Donald R. Sinclair resigned from his positions as President and Chief Executive Officer of our general partner. Mr. Sinclair also resigned as a member of the board of directors of our general partner. Mr. Sinclair’s resignation was not the result of any disagreement with us or our general partner. He will continue to provide services to us and our general partner in the future as a Senior Advisor.

(c) Also on February 13, 2017, the board of directors of our general partner announced that it had appointed Mr. Benjamin M. Fink to be President and Chief Executive Officer of our general partner. In addition, Anadarko Petroleum Corporation (“Anadarko”) announced that it has promoted Mr. Fink to Senior Vice President for Anadarko. Mr. Fink has served as the Senior Vice President and Chief Financial Officer of our general partner since May 2009, and will continue to serve as the principal financial and accounting officer of our general partner until a successor is appointed. Mr. Fink was also appointed to the board of directors of our general partner on February 13, 2017.

In addition, on February 13, 2017, the board of directors of our general partner announced that Mr. Craig W. Collins had been appointed Senior Vice President and Chief Operating Officer of our general partner. Anadarko also announced that Mr. Collins had been appointed Vice President — Midstream for Anadarko. Mr. Collins, age 44, previously served as Director, Midstream Engineering for Anadarko from July 2016 to February 2017, during which time he was responsible for the engineering and construction of midstream infrastructure for Anadarko and Western Gas Partners, LP. He joined the Anadarko midstream organization in November 2010, where he led commercial development activities in the Eagleford shale, and was promoted to General Manager in June 2013, with commercial responsibilities for midstream assets located in Texas, New Mexico, Kansas, Louisiana, and Pennsylvania. Since joining Anadarko in 2003, Mr. Collins has also held positions of increasing responsibility in Treasury and Corporate Development.

Also on February 13, 2017, the board of directors of our general partner announced that Mr. Philip H. Peacock had been promoted to Senior Vice President, General Counsel and Corporate Secretary of our general partner.

The expected portion of Mr. Fink’s compensation that will be allocable to us by Anadarko includes: (i) an annual base salary of approximately $418,000; (ii) a bonus target opportunity under Anadarko’s annual incentive program equal to 80% of his base salary; and (iii) a $675,000 equity award under Anadarko’s 2012 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) based on Anadarko’s closing stock price on February 13, 2017, with such value delivered 40% in performance units, 35% in stock options and 25% in restricted stock units. Mr. Fink will receive no additional compensation for serving on the board of directors of our general partner. The expected portion of Mr. Collins’ compensation that will be allocable to us by Anadarko includes: (i) an annual base salary of approximately $165,000; (ii) a bonus target opportunity under Anadarko’s annual incentive program equal to 65% of his base salary; and (iii) a $500,000 equity award under the Omnibus Plan based on Anadarko’s closing stock price on February 13, 2017, with such value delivered 40% in performance units, 35% in stock options and 25% in restricted stock units. In addition, in connection with his appointment as Anadarko’s Vice President — Midstream, Mr. Collins will enter into a key employee change of control agreement with Anadarko that is standard for similarly situated officers at Anadarko. The performance period for Mr. Fink’s and Mr. Collins’ performance units will be January 1, 2017 through December 31, 2019. Mr. Fink’s and Mr. Collins’ stock options and restricted stock units will vest in one-third increments over three years, beginning on February 13, 2018.

Messrs. Fink, Collins and Peacock will be eligible to receive future equity awards under our and Anadarko’s compensation programs, as described under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of compensation” in our Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on February 25, 2016 (the “2015 Form 10-K”). Messrs. Fink, Collins and Peacock are also eligible to participate in Anadarko’s other benefits, including welfare and retirement benefits, severance benefits and change of control benefits, compensation programs, and other benefits on the same basis as other eligible Anadarko employees, and we will bear the expenses related to the portion of such benefits allocable to us. Other than as described herein, there is no arrangement or understanding between Messrs. Fink, Collins or Peacock and any other person pursuant to which he was selected as an officer and director of our general partner.

Item 7.01 Regulation FD Disclosure.

On February 13, 2017, we and Western Gas Equity Partners, LP issued a press release regarding the matters referenced above. A copy of this release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Western Gas Partners, LP and Western Gas Equity Partners, LP issued February 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS PARTNERS, LP

		By:	Western Gas Holdings, LLC, its general partner

Dated:	February 16, 2017	By:	/s/ Philip H. Peacock
Philip H. Peacock Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Western Gas Partners, LP and Western Gas Equity Partners, LP issued February 13, 2017.